Exhibit 99.1 (c) 3

TechRx Incorporated

Consolidated Balance Sheets

	June 30
	2000	1999
Assets
Current assets:
Cash	$3,739,464	$3,019,823
Accounts receivable:
Trade, net of an allowance of $497,000 and $95,000, respectively	1,883,098	1,050,796
Other	7,311	14,364
Unbilled receivables	277,565	608,724
Income tax receivable	345,992	284,856
Prepaid expenses and other	291,614	60,423
Inventory	85,529	—
Deferred costs	613,638	354,000
Deferred tax assets	158,341	—

Total current assets	7,402,552	5,392,986
Fixed assets:
Furniture	53,223	29,038
Office equipment	71,294	20,999
Leasehold improvements	117,328	87,025
Computer software and hardware	522,761	99,141
Capitalized software development costs	25,182	—

	789,788	236,203
Less accumulated depreciation/amortization	(267,668)	(151,398)

Total fixed assets	522,120	84,805
Other assets:
Goodwill, net of accumulated amortization of $157,495 and $0, respectively	7,587,423	—
Deposits	155,657	11,802

Total assets	$15,667,752	$5,489,593

Exhibit 99.1 (c) 3

TechRx Incorporated

Consolidated Balance Sheets

	June 30
	2000	1999
Liabilities and stockholders’ equity
Current liabilities:
Bridge loan, net of debt discount of $81,751 and $0, respectively	$4,418,249	$—
Equipment line of credit	364,892	—
Accounts payable	584,202	490,726
Accrued expenses	1,248,880	290,908
Interest payable	69,750	10,959
Due to shareholder	—	38,679
Deferred revenue	2,404,836	938,000
Lease payable, current	—	2,533

Total current liabilities	9,090,809	1,771,805
Lease payable, long-term	—	4,181
Deferred income taxes	97,618	324,912

Total liabilities	9,188,427	2,100,898
Stockholders’ equity:
Preferred stock, 10,033,500 shares authorized, issued and outstanding	6,111,558	—
Common stock at $.001 par value; authorized 30,000,000 shares; issued and outstanding 11,308,268 and 14,168,500 shares, respectively	11,309	14,169
Additional paid-in capital	4,400,681	3,442,958
Warrants outstanding	140,145	—
Retained earnings (deficit)	(4,184,368)	(68,432)

Total stockholders’ equity	6,479,325	3,388,695

Total liabilities and stockholders’ equity	$15,667,752	$5,489,593

See accompanying notes.